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Center Bancorp Holds Shareholder Meeting

Certified Results from Board of Director Vote to Be Announced in Coming Weeks

UNION, NJ - May 15, 2007 - Center Bancorp Inc. (NASDAQ: CNBC), the parent company of Union Center National Bank, announced today that it had received significant shareholder support for its proposed Board of Director nominees at the Company’s Annual Meeting of Shareholders. However, the Company said that it would be premature to disclose the final results until the votes were reviewed and certified by IVS Associates, the independent Inspector of Elections. That review is expected to take a few weeks, at which time the Company will formally announce the results.

At today’s Annual Meeting, Center Bancorp President and CEO John J. Davis reviewed several steps the Company has taken over the past year to boost profitability and improve long-term shareholder returns, including:

•
The planned acquisition of Beacon Trust Company, which is expected to increase non-interest income, diversify the bank’s earnings stream and be accretive to earnings per share in the first 12 months after closing.

•	A commitment to lower salary and benefit expenses across the bank by $1.1 million annually, or about 9 percent.
•	A freeze on senior management base salary increases, cost of living increases, merit increases and bonuses for 2007.
•	The retention of Keefe, Bruyette & Woods as a financial advisor to assist the Board of Directors in a review of strategic alternatives to enhance shareholder value.

“I would like to thank our shareholders for their continued support, particularly during the last year when we faced a difficult growth and challenging interest rate environment,” Mr. Davis said. “Regardless of the outcome of today’s election, we will work constructively to continue pursuing a strategy that maximizes value for our entire shareholder base.”

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates 15 banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Construction will begin shortly on a new banking location in Florham Park, New Jersey and plans are underway to add a branch in Cranford, New Jersey as well. The Bank also operates remote ATM locations in the Union, Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com.

Investor Inquiries Anthony C. Weagley Vice President and Treasurer Center Bancorp (908) 206-2886	Media Inquiries: Mike Pascale or Tom Johnson Abernathy MacGregor (212) 371-5999

Forward-Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Center Bancorp with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Additional Information

In connection with the 2007 Annual Meeting, Center Bancorp, Inc. filed a proxy statement with the Securities and Exchange Commission (“SEC”) and commenced mailing to shareholders on or about April 5, 2007. Center Bancorp shareholders are urged to read the proxy statement carefully because it contains important information. Investors and shareholders may obtain a free copy of the proxy statement, and other material and any other documents that may be filed by Center Bancorp with the SEC in connection with the 2007 Annual Meeting, through the SEC’s web site www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by Center Bancorp in connection with the 2007 Annual Meeting by directing a request to: Center Bancorp, Inc. at 2455 Morris Avenue, Union, New Jersey 07083, Attention: Anthony C. Weagley, Chief Financial Officer.